CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  October 16, 2015
(date of earliest event reported)

GREEN ENDEAVORS, INC.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE CONTRACT

Effective October 16, 2015, Sack Lunch Productions, Inc. (the “Parent”) closed a Credit Agreement (the “Credit Agreement”) by and among the Parent, as borrower, the Company and other guarantors as joint and several guarantors (such guarantors, collectively, the “Subsidiaries” and together with the Parent, the “Borrowers”) and TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership, as lender (“TCA”).  Pursuant to the Credit Agreement, TCA agreed to loan the Parent up to a maximum of $5 million for working capital and general operating expenses.  An initial amount of $1,800,000 was funded by TCA at the closing of the Credit Agreement.  Any increase in the amount extended to the Borrowers shall be at the discretion of TCA.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Convertible Promissory Note and the repayment of the Note is secured by a first position security interest in substantially all of the Company’s assets in favor of TCA, as evidenced by a Security Agreement by and between the Company and TCA and a first position security interest in substantially all of the Subsidiaries’ assets in favor of TCA, as evidenced by a Security Agreement by and among the Subsidiaries and TCA and, together with the Parent Security Agreement,.  The Note, in the original principal amount of $1,800,000, is due and payable, along with interest thereon, fifteen months following the effective date of the Note, and bears interest at the rate of 12% per annum, increasing to 22% upon the occurrence of an event of default, in addition to a monthly collections fee payable to TCA under the Credit Agreement

Loan proceeds were used to pay off two lines of credit in the total amount of $188,000 and a third line in the amount of $232,000 that were all held in the names of the Landis Salons operated by the Company.  These payoffs will improve the cash flows for all of the salons by reducing their merchant account payment obligations and thus enhance their operational condition in the near future.

The above descriptions of the Credit Agreement, Note and Security Agreements do not purport to be complete and are qualified in their entirety by the full text of the Credit Agreement, filed herewith, as Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

10(i)	3	Credit Agreement, October 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 21st day of October, 2015.

Green Endeavors, Inc.

/s/ Richard Surber
Richard Surber, CEO & President

Exhibit 10(i)-Credit Agreement